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                                  EXHIBIT 2.1
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                              TERMINATION AGREEMENT

         THIS AGREEMENT, dated as of this 13th day of August, 1999, which shall be effective the 15th day of August, 1999 (the "Effective Date"), by and between Bausch & Lomb Surgical, Inc., a corporation organized and existing under the laws of the State of Delaware, having an office at 3365 Tree Court Industrial Boulevard, St. Louis, Missouri 63122 and Escalon Medical Corp., a corporation organized and existing under the laws of the State of California, having an office at 351 E. Conestoga Road, Wayne, Pennsylvania 19087 (hereinafter referred to as "Escalon").

                                    RECITALS

         WHEREAS, Escalon Ophthalmics, Inc., a predecessor to Escalon, and Adatomed GmbH, a wholly owned subsidiary of Bausch & Lomb Surgical, Inc., are parties to a Distribution and Development Agreement dated January 1,1990, as amended on January 26, 1993 (the "Distribution and Development Agreement"); and

         WHEREAS, pursuant to the Distribution and Development Agreement, Escalon was appointed as Adatomed GmbH's exclusive distributor in the United States, Canada and Mexico of certain ophthalmic products developed and manufactured by Adatomed GmbH, including certain silicone oil products; and

         WHEREAS, by this Agreement, Escalon consents to the assignment of the Distribution and Development Agreement by Adatomed GmbH to Bausch & Lomb Surgical, Inc. (hereinafter collectively or individually, as the context requires, referred to as "BLS"); and

         WHEREAS, the parties now desire to terminate the Distribution and Development Agreement, and all rights and obligations of the parties thereto.


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         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS

         As used in this Agreement, the following terms shall be deemed to have the following meanings:

         1(a) "Products" shall mean 5000 weight silicone oil marketed by Escalon under BLS's AdatoSil 5000 trademark.

         1(b) "Net Sales" shall mean the total or gross billings for sales or other transfers of Products by BLS and/or any Related Company, as hereinafter defined, in any arm's-length transactions to unrelated third-party distributors, retailers or end users in the Territory, less the following deductions where factually applicable: (i) discounts and rebates allowed and taken, in amounts customary to the trade; (ii) outbound transportation, special outbound packing and insurance charges billed to the customer or prepaid; (iii) sales, excise, use, turnover, inventory, value-added and similar taxes and/or duties imposed upon and with specific reference to the particular sales of Products; and (iv) free replacements or amounts refunded or credited upon purchase price on returned or defective Products. Sales shall be accounted for when invoiced and credits and refunds shall be accounted for when allowed.

         1(c) "Related Company", singular or plural, shall mean any parent, subsidiary or affiliate company of BLS, or any subsidiary or affiliate of any parent or subsidiary of BLS.

         1(d) "Twelve Month Period" shall mean continuous periods of twelve (12) months, with the first Twelve Month Period commencing on the Effective Date of this Agreement and successive Twelve Month Periods each extending for a continuous twelve (12) month period thereafter.


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         1(e) "Payment Amount" shall mean the dollar amount calculated according to the following formula:

                          [(0.95 x A) - ($132.59 x B)]

               where: A is the Net Sales of the Product during each Twelve Month Period; and
                       B is the number of units of the Product sold during each corresponding Twelve Month Period.

         1(f) "Territory" shall mean the United States of America, Canada and Mexico.

SECTION 2. TERMINATION

         The Distribution and Development Agreement is hereby terminated, together with all rights and obligations of the parties thereto and hereto.

SECTION 3. MUTUAL RELEASE

         Except as otherwise set forth in this Agreement, the parties, and each of them, hereby release and forever discharge each other and each of them, and each of their respective owners, partners, investors, predecessors, successors, heirs, assigns, employees, shareholders, officers, directors, agents, attorneys, insurance carriers, subsidiaries, divisions or Related Company, whether previously or hereinafter affiliated in any manner (hereinafter collectively "Released Parties"), from any and all claims, demands, causes of action, rights, obligations, damages, attorneys' fees, costs and liabilities of any nature whatsoever, whether or not now known, suspected or claimed, which the parties, or either of them, ever had, now has, or may claim to have against the Released Parties (whether directly or indirectly), or any of them, including, without limiting the generality of the foregoing, any rights and claims, including but not limited to civil, statutory, administrative and contractual, related to or arising out of the Distribution and Development Agreement and the termination thereof pursuant to this Agreement.


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SECTION 4. PAYMENTS TO ESCALON

         4(a) BLS shall pay the following amounts to Escalon during each of the first six (6) Twelve Month Periods following the effective date of this
Agreement:

              (i) for the first Twelve Month Period, the sum of $2,117,180.00, payable in equal quarterly installments with the initial installment due and payable on the Effective Date;

              (ii) for the second through the sixth Twelve Month Period, the
                   Payment Amount multiplied by the following:

                   A.  For the second Twelve Month Period - 1.00

                   B.  For the third Twelve Month Period - 0.82

                   C.  For the fourth Twelve Month Period - 0.72

                   D.  For the fifth Twelve Month Period - 0.64

                   E. For the sixth Twelve Month Period - 0.45.

         4(b) BLS agrees to keep true and accurate records adequate to establish any amounts payable under Section 4(a)(ii) hereof, and to permit an independent certified public accountant selected by Escalon and reasonably acceptable to BLS to inspect, on a confidential basis and at Escalon's expense, said records once annually at reasonable times upon reasonable notice, but only within a period of two (2) years after the Twelve Month Period to which such records relate. BLS shall provide to Escalon quarterly reports of payments due and payable for the immediately preceding calendar quarter during each Twelve Month Period set forth above, to be mailed to Escalon within sixty (60) days after the end of each such calendar quarter, together with payment of any amounts then due and payable.


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SECTION 5. THE SUPPLY AGREEMENT

         Simultaneously with the execution of this Agreement, the parties will execute and enter into the Supply Agreement attached hereto as Exhibit A for the private label supply by Escalon of certain viscous fluid systems to BLS.

SECTION 6. TRANSFER OF APPROVALS AND OTHER DOCUMENTS

         6(a) Promptly after execution of this Agreement, Escalon shall take whatever steps are reasonably necessary to transfer any and all regulatory approvals and registrations for the Products in the Territory to BLS. The cost of such transfers, if any, shall be borne by BLS.

         6(b) Escalon shall, upon execution of this Agreement, provide to BLS a customer list for the Products showing all sales by customer and selling price for the preceding two (2) year period. Escalon will also transfer to BLS all available clinical data, studies and other information relating to safety or effectiveness of the Products, and all available inventory of marketing materials for the Products, including all brochures, price lists, catalog sheets, videos, etc.

         6(c) Escalon hereby grants to BLS the right and license to continue to use any Escalon tradename and trademarks in the Territory used by Escalon in connection with the Products for a period not to exceed one (1) year from the date of this Agreement. BLS shall provide to Escalon for Escalon's review and approval, not to be unreasonably withheld, copies of any labeling or promotional materials using the tradename or trademarks of Escalon in a manner different from that as used by Escalon on or for the Products.

         6(d) BLS shall purchase from Escalon, at Escalon's landed cost, all usable inventory of the Products (having at least six (6) months remaining shelf life) as of the Effective Date. Escalon shall ship such inventory to a BLS facility as requested by BLS.

SECTION 7. CONFIDENTIALITY AND COVENANT NOT TO COMPETE

         7(a) Each party acknowledges that it has or will have access to valuable proprietary information of the other party, including but not limited to technical data and customer and


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marketing information, all of which are the property of the other party, have been maintained confidential, and are used in the course of such other party's business (the "Information"). Each party shall not, during the six (6) Twelve Month Periods of this Agreement and for a period of five (5) years thereafter, disclose the other party's Information to anyone other than those of its employees having a need to know and shall refrain from use of such Information other than as set forth in or in furtherance of this Agreement. In addition, the receiving party shall take all reasonable precautions to protect the value and confidentiality of such information of the originating party. All Information of the originating party and all copies made from such documents shall remain the sole and exclusive property of the originating party and shall be returned to the originating party immediately upon written request thereby, except that the parties may retain a copy of any Information that has been disclosed in their legal records for the sole purpose of making a record that the Information is subject to confidentiality hereunder.

         7(b) Neither party shall be obligated or required to maintain in confidence any Information that (i) it is required to disclose as part of a regulatory submission or by order or regulation of a governmental agency or a court of competent jurisdiction, provided that such party shall not make any such disclosure without first notifying the other party and allowing the other party a reasonable opportunity to seek injunction relief from (or protective order with respect to) the obligation to make such disclosure; or (ii) it can demonstrate with written records is in public domain or known to the receiving party prior to disclosure by the originating party other than through breach of this Agreement, or becomes known to the receiving party from a source other than the disclosing party without breach of any obligation of confidence, or is or has been furnished to a third party by the originating party without restriction on the third party's right to disclose.

         7(c) For a period ending two (2) years after the end of the six (6) Twelve Month Periods, Escalon shall not engage in the manufacture, sale or promotion of any products that


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compete with the Products, or any of the other products acquired by Escalon from
BLS pursuant to the Distribution and Development Agreement, in the Territory.

         7(d) During the six (6) Twelve Month Periods, BLS shall use reasonable commercial efforts to market the Products and shall not supply any other 5000 weight silicone oil to the customer base which currently purchases the Products. Further, during each of the second through fourth Twelve Month Periods, should BLS fail to sell the Applicable Minimum Units (as hereinafter defined), BLS shall pay to Escalon, within 30 days after the end of the respective Twelve Month Period, the balance of the amount that would have been payable to Escalon had the Applicable Minimum Units of the Product been sold during such Twelve Month Period (a "Minimum Payment") unless the failure of BLS to sell the Applicable Minimum Units results from BLS's compliance with directives or recommendations of the U.S. Food and Drug Administration During each of the fifth and sixth Twelve Month Periods, should BLS fail to sell the Applicable Minimum Units, BLS shall have the right to pay to Escalon, within 30 days after the end of the respective Twelve Month Period, the balance of the amount that would have been payable had the Applicable Minimum Units of the Product been sold during such Twelve Month Period. In the event that BLS shall fail to pay all amounts payable to Escalon in accordance with the proceding sentence within 30 days after the end of the fifth Twelve Month Period, Escalon, as its sole and exclusive remedy, shall have the right, during the sixth Twelve Month period, to market the Products on a co-exclusive basis with BLS, and BLS hereby grants to Escalon all rights and licenses to market, distribute and sell the Products under such circumstances. For the second Twelve Month Period, the "Applicable Minimum Units" shall mean 50% of the units of the Products actually sold during the first Twelve Month Period; and for each of the third through sixth Twelve Month Periods, the "Applicable Minimum Units" shall mean 50% of the units of the Products actually sold during the preceding Twelve Month Period unless a Minimum Payment was payable with respect to the preceding Twelve Month Period, in which event the "Applicable


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Minimum Units" with respect to such Twelve Month Period shall mean the number of units of the Products that would have been sold to provide payments to Escalon under Section 4(a) of this Agreement with respect to the preceding Twelve Month Period equal to the Minimum Payment payable with respect to such Twelve Month Period.

SECTION 8. NOTICES

         All notices specified in this Agreement shall be given in writing and shall be effective when either served by personal delivery or facsimile transmission, or five (5) days after being addressed to the other party at the address specified below and deposited first class mail. Unless otherwise specified in accordance with the provisions of this section, the addresses of the parties shall be:

                          Escalon Medical Corp.
                          351 E. Conestoga Road
                          Wayne, Pennsylvania 19087
                          Attention: Richard J. DePiano, CEO
                          Facsimile No.: 610/688-3641

and                       Bausch & Lomb Surgical, Inc.
                          3365 Tree Court Industrial Boulevard
                          St. Louis, Missouri 63122
                          Attention: Vice President, Operations
                          Facsimile No.: 314/225-7365

with a copy to:           Bausch & Lomb Surgical, Inc.
                          555 West Arrow Highway
                          Claremont, California 91711
                          Attention: Mark Tomaino, General Counsel
                          Facsimile No.: 909/399-1376


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SECTION 9. MISCELLANEOUS PROVISIONS

         9(a) This Agreement constitutes the entire agreement between the parties, there being no warranties, representations or conditions of any kind or nature between the parties except as set forth herein. This Agreement supersedes all prior agreements, whether oral or written, with respect to the subject matter hereof. This Agreement shall not be modified or changed except by subsequent written agreement signed by both parties.

         9(b) This Agreement may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that either party may assign its rights and obligations to a subsidiary, provided that the assignor guarantees the obligations of its subsidiary, or to a successor in the case of a sale or transfer of all or substantially all of its business by way of acquisition, consolidation or merger, provided that the successor provides reasonable assurance to the other party of its ability to honor the terms of this Agreement. Notwithstanding the foregoing, this Agreement shall be binding upon the respective successors and assigns of either party hereto.

         9(c) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without resort to any case law or statutes which might require or suggest the application of the laws of another state.

         9(d) Nothing contained in this Agreement shall permit either party to incur any debts or liabilities on behalf of the other party except as specifically provided in this Agreement. The parties are and will remain at all times independent contractors, and no agency or employment relationship exists between them.

         9(e) The headings and captions contained herein are for reference only and shall not constitute a substantive part of this Agreement.

         9(f) If any part of this Agreement is rendered void, invalid or unenforceable by a court of last resort or by any court from which an appeal of its decision is not taken within the time


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provided by law, such shall not affect the validity or enforceability of any other provisions of this Agreement except those where the invalid or unenforceable provisions comprise an integral part of or are otherwise clearly inseparable from the intent and purpose of this Agreement. In the event any provision is held invalid or unenforceable, the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

         9(g) The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. None of the terms, covenants and conditions of this Agreement may be waived, except by written consent of the party waiving compliance.

         9(h) This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

         9(i) In the event that a party or both parties shall want to make any public statement announcing this Agreement, except as may be required by law, judicial order or any listing agreement with a national securities exchange or over-the-counter trading system to which either is a party, such voluntary announcement shall be subject to review and approval by both parties prior to release. Approval shall not be unreasonably withheld.

         9(j) If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorneys' fees,


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costs and expenses incurred by such prevailing party in connection with such action or proceeding.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.



BAUSCH & LOMB SURGICAL, INC.                  ESCALON MEDICAL CORP.


By: /s/ HAKAN EDSTROM                         By: /s/ R.J. DePIANO
----------------------------                  ---------------------------
      (Signature)                                  (Signature)

      HAKAN EDSTROM                                    R.J. DePIANO
----------------------------                  ---------------------------
      (Print Name)                                     (Print Name)

Title: PRESIDENT                              Title: R.J. DePIANO CEO
      ----------------------                        ---------------------
Date:    8/11/99                              Date: AUG. 11, 1999
      ----------------------                       ----------------------



Escalon Termination Agreement